EXHIBIT 3(i).1
IN THIS OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA FEB 22 1989 SECRETARY OF STATE /s/Frankie Sue Del Papa 1409-89
ARTICLES OF INCORPORATION
OF
C & C TOURS, INC.

I.               NAME:  The name of the corporation is:

C & C TOURS, INC.

II.             PRINCIPAL OFFICE:  The location of the principal office of this corporation within the State of Nevada is located at: c/o Broadmoor Associates, Inc., 1136 Crossroads Plaza, P. O. Box 27914, Wendover, Nevada 89883.

II1.            PURPOSE:  The purpose for which this corporation is formed is to engage in any lawful activity.

IV.            AUTHORIZATION OF CAPITAL STOCK:  The amount of the total authorization of capital stock of the corporation shall be TWENTY THOUSAND DOLLARS ($20,000.00), consisting of TWENTY MILLION (20,000,000) shares of common stock with a par value of ONE TENTH OF ONE CENT ($0.001) per share.

V.             INCORPORATORS:  The name and address of the incorporators signing these Articles of Incorporation are as follows:

CHERIE TIMOTHY	2111 East 6805 South Salt Lake City, Utah 84121

COLLEEN NESBITT	2616 McClelland Ave. Salt Lake City, Utah 814106

(Initial number of shareholders will be less than three)

VI.            DIRECTORS:    The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be specified by the By-Laws of the corporation; provided, however, the number of directors shall not be reduced to less than one (1).

The name and address of the Directors comprising the first Board of Directors is as follows:

CHERIE TIMOTHY	2111 East 6805 South Salt Lake City, Utah 84121

COLLEEN NESBITT	2616 McClelland Ave. Salt Lake City, Utah 84100

(Initial number of shareholders will be less than three)

The name and residence address within the State of Nevada of this corporation's initial resident agent, shall be:  Broadmoor Associates, Inc., 1136 Crossroads Plaza, P.O. Box 27914, Wendover, Nevada 89883.   [/s/Jim Glavas - pres.]

VII.           STOCK NON-ASSESSABLE:  The capital stock or holder thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

VIII.          TERM OF EXISTENCE:  This corporation shall have perpetual existence.

IX.             CUMULATIVE VOTING:  No cumulative voting shall be permitted in the election of Directors.

X.             PREEMPTIVE RIGHTS:  Stockholders shall not be entitled to preemptive rights.

THE UNDERSIGNED, being the incorporators hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying the facts stated are true, and accordingly has hereunto set their hand this [30th] day of November, 1988.

	By:	/s/CHERIE TIMOTHY
CHERIE TIMOTHY

/S/COLLEEN NESBITT
COLLEEN NESBITT
Subscribed and Sworn before me [30th] day of November, 1988.

/s/ Ben Russo
NOTARY PUBLIC Residing in Salt Lake County, State of Utah

My Commission Expires
2/10/89

STATE OF NEVADA
DEPARTMENT OF
STATE
I hereby certify that this is a true and complete copy of the document as filed in this office

DATED: FEB 22 1989
/s/Frankie Sue Del Papa
FRANKIE SUE DEL PAPA
Secretary of State
By /s/ Lynne Koche